Exhibit 10.1

RESTRICTED SHARE AGREEMENT

On this, the 4th day of October, 2011 (the “Grant Date”), ICG Group, Inc. (“ICG”), a Delaware corporation (together with its wholly-owned subsidiary, Internet Capital Group Operations, Inc., the “Company”), hereby grants to Walter W. Buckley, III (“Grantee”) a Restricted Share Award (the “Award”) of 550,000 shares of the common stock of ICG (the “Shares”), subject to the restrictions below and pursuant to and subject to the terms and conditions of the ICG Third Amended and Restated 2005 Omnibus Equity Compensation Plan (the “Plan”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan.

1. Vesting and Term.

(a) 183,334 of the Shares will vest in accordance with the following schedule provided you are then, and have remained at all times since the Grant Date, an employee of the Company:

Date	# of shares
May 7, 2012	22,917
November 11, 2012	22,917
May 6, 2013	22,916
November 11, 2013	22,917
May 5, 2014	22,917
November 10, 2014	22,917
May 4, 2015	22,916
November 9, 2015	22,917

(b)(1) 183,333 of the Shares will vest in the event either of the following performance metrics is achieved at any time on or before December 31, 2015: (i) the Company achieves trailing twelve-month consolidated revenue in accordance with U.S. generally accepted accounting principles (“GAAP”) of $500 million or more or (ii) the Company reports that its share of trailing twelve-month consolidated earnings before interest, depreciation and amortization, excluding stock-based compensation and unusual items (“Adjusted EBITDA”) of $70 million or more. The vesting date for any Shares vesting pursuant to this paragraph will be the second business day following the Company’s public disclosure of its earnings for the period during which the applicable performance metric is achieved. Notwithstanding anything herein to the contrary, any Shares that are entitled to vest prior to November 11, 2012 pursuant to this Section 1(b)(1) shall vest on November 11, 2012.

(b)(2) In the event the performance metrics described in (b)(1) are not achieved on or before December 31, 2015, vesting of up to 183,333 Shares may still be earned if, between the Grant Date and December 31, 2015 (i) the Company reports trailing twelve-month consolidated revenue in accordance with GAAP of $375 million or more or (ii) the Company reports that its share of consolidated Adjusted EBITDA is $52.5 million or more. The number of Shares that vest pursuant to this Section 1(b)(2) will be determined on a linear basis with 91,667 shares vesting at $375 million of GAAP Revenue or $52.5 million of Adjusted EBITDA, as appropriate, and 183,333 shares vesting at $500 million of GAAP Revenue or $70 million of Adjusted EBITDA, as appropriate. The metric that yields the greatest number will determine the number of shares that vest. The vesting date for any Shares vesting pursuant to this paragraph will be the second business day following the Company’s public disclosure of its earnings for the year ended December 31, 2015 (the “2015 Earnings Release Date”).

(c)(1) 183,333 of the Shares will vest in the event that at any time on or before December 31, 2015, the trailing 30-day volume weighted average price of the Company’s common stock (“VWAP”), as calculated using the AQR function in Bloomberg, is $25 or more. The vesting date for any Shares vesting pursuant to this paragraph will be the second business day following the Company’s public disclosure of its earnings for the fiscal period within which this performance metric is achieved. Notwithstanding anything herein to the contrary, any Shares that are entitled to vest prior to November 11, 2012 pursuant to this Section 1(b)(2) shall vest on November 11, 2012.

(c)(2) In the event the stock price performance metric described in (c)(1) is not achieved on or before December 31, 2015, 91,667 Shares will vest if the total stockholder return for ICG is in the top 40% of component members of the NASDAQ Composite Index for the period beginning on the Grant Date and ending on December 31, 2015 (the “Measurement Period”), such component members being companies that are members of the index at all times during the Measurement Period and total stockholder return being determined on a trailing 30-day VWAP basis using the AQR function in Bloomberg. The vesting date for any Shares vesting pursuant to this paragraph will be the 2015 Earnings Release Date.

2. Non-Transferability of Award. You may not assign, transfer, pledge or otherwise dispose of the Shares prior to vesting. Any attempt to assign, transfer, pledge or otherwise dispose of the unvested Shares contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the unvested Shares, shall be null and void and without effect.

3. Right to Vote and to Receive Dividends. You will have the right to vote unvested Shares and receive any dividends or other distributions paid on unvested Shares. In the event of a dividend or distribution payable in stock or other property or a reclassification, split up or similar event during the period in which the Shares are unvested, the shares or other property issued or delivered with respect to the unvested Shares shall be subject to the same terms and conditions relating to vesting and non-transferability as the Shares to which they relate.

4. Forfeiture of Shares. Except as provided in your employment agreement with the Company, if (a) you incur a Termination of Service (as defined in the Internal Revenue Code of 1986, as amended) for any reason before the Shares are fully vested or (b) the Shares associated with paragraphs 1(b) and 1(c) have not vested by the 2015 Earnings Release Date, the Shares that are not then vested shall be forfeited and must be immediately returned to the Company. In addition, if the Committee determines, in good faith, that you have breached any non-compete, non-solicitation or confidentiality agreement with the Company at any time, you will immediately forfeit all unvested Shares and all vested Shares, and all Shares must be immediately returned to the Company.

5. Change of Control. Notwithstanding anything in your employment agreement with the Company to the contrary, , in the event a Change of Control (as defined in the Plan) is consummated prior to the 2015 Earnings Release Date, the Shares associated with paragraphs 1(b) and 1(c) above, totaling 366,666, shall automatically vest to the extent not previously vested, provided that if the Change of Control occurs between December 31, 2015 and the 2015 Earnings Release Date, such acceleration shall apply only to those Shares with respect to which Vesting would have otherwise occurred on the 2015 Earnings Release Date.

6. Incorporation by Reference; Definitions. This Award shall be subject to the terms, conditions and limitations of the Plan, which are incorporated herein by reference. In the event of any contradiction, distinction or difference between this Award Agreement and the terms of the Plan, the terms of the Plan will control. Except as otherwise defined in this Award Agreement, the terms used in this Award Agreement shall have the meanings set forth in the Plan. The Award is subject to the interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to the withholding of taxes, (ii) the registration, qualification or listing of the shares, (iii) changes in capitalization of the Company, and (iv) other requirements of applicable law. The Committee shall have the authority to interpret and construe the Award pursuant to the terms of the Plan, its decisions shall be conclusive as to any questions arising hereunder, and your acceptance of this Award is you agreement to be bound by the interpretations and decisions of the Committee with respect to this Award and the Plan.

7. Issuance of Certificates.

(a) The Company will hold non-certificated shares until the Shares vest.

(b) When you obtain a vested right to the Shares, the vested Shares shall be issued to you in electronic form, free of the restrictions under Paragraph 1 of this Award.

8. Withholding. You are required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Company is required to withhold with respect to the grant or vesting of this Award. Subject to Committee approval, you may elect to satisfy any tax withholding obligation of the Company with respect to this Award by having shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities.

9. No Employment or Other Rights. This Award shall not confer upon you any right to be retained by or in the employ or service of the Company or its parent or subsidiaries, and shall not interfere in any way with the right of the Company or its parent or subsidiaries to terminate your employment or service at any time. The right of the Company or its parent or subsidiaries to terminate at will your employment or service at any time for any reason is specifically reserved.

10. Assignment by Company. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parent or subsidiaries and affiliates. This Award may be assigned by the Company without your consent.

11. Governing Law. This Agreement shall be deemed to be made under and shall be construed in accordance with the laws of the State of Delaware.

12. Notice. All notices hereunder shall be in writing, and if to the Company or the Committee, shall be delivered to the Board of Directors of the Company or mailed to its principal office, addressed to the attention of the Board of Directors; and if to you, shall be delivered personally sent by facsimile transmission or mailed to you at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Paragraph 12.

ICG GROUP, INC.

By:	/s/ Philip A. Rooney
Philip A. Rooney
Vice President, Treasury & Tax

INTERNET CAPITAL GROUP OPERATIONS, INC.

By:	/s/ Philip A. Rooney
Philip A. Rooney
Vice President, Treasury & Tax

I hereby accept the Share Award described in this Restricted Share Agreement. I have read the terms of the Plan and this Restricted Share Agreement, and agree to be bound by the terms of the Plan and this Restricted Share Agreement and the interpretations of the Committee with respect thereto.

ACCEPTED:

By:	/s/ Walter W. Buckley, III
Walter W. Buckley, III (Grantee)